UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

American Tower Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 27, 2005

Dear Stockholder:

It is a pleasure to invite you to our 2005 Annual Meeting in Boston, Massachusetts on Thursday, May 26, 2005 at 11:00 a.m., local time, at the offices of Palmer & Dodge LLP, 20th Floor, 111 Huntington Avenue, Boston, Massachusetts 02199. We have included the official notice of meeting, proxy statement and form of proxy with this letter. The proxy statement describes in detail the matters listed in the notice of meeting.

The vote of every stockholder is important. Therefore, I urge you to sign and date the enclosed proxy card and promptly return it in the enclosed envelope so that your shares will be represented at the meeting. Alternatively, you may also vote your shares over the Internet. Please refer to the enclosed proxy card for detailed instructions. You may withdraw your proxy and vote in person at the meeting if you wish to do so.

Your Board of Directors and management look forward to greeting those of you who are able to attend.

Sincerely,

James D. Taiclet, Jr.

Chairman of the Board, President and

Chief Executive Officer

AMERICAN TOWER CORPORATION

116 Huntington Avenue

Boston, Massachusetts 02116

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2005

To the Stockholders:

The 2005 Annual Meeting of Stockholders of American Tower Corporation, a Delaware corporation, will be held at the offices of Palmer & Dodge LLP, 20th Floor, 111 Huntington Avenue, Boston, Massachusetts 02199 on Thursday, May 26, 2005 at 11:00 a.m., local time, to consider and act upon the following matters:

1.	To elect six Directors for the ensuing year or until their successors are elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2005; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on April 22, 2005 are entitled to notice of, and to vote at, the Annual Meeting. Our stock transfer books will remain open for the transfer of our Class A Common Stock. For a period of ten days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available at our principal executive offices for inspection by any stockholder of record for any purpose germane to the Annual Meeting.

By order of the Board of Directors,

William H. Hess

Executive Vice President, General Counsel and

Secretary

Boston, Massachusetts

April 27, 2005

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE
COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL THE
PROXY CARD IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF
YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY
CARD IS MAILED WITHIN THE UNITED STATES. ALTERNATIVELY, PLEASE VOTE OVER
THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

AMERICAN TOWER CORPORATION

116 Huntington Avenue

Boston, Massachusetts 02116

PROXY STATEMENT

FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2005

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Tower Corporation, a Delaware corporation, for use at the 2005 Annual Meeting of Stockholders to be held on May 26, 2005, or any adjournments or postponements thereof.

We are mailing this Proxy Statement together with our Annual Report to Stockholders for the year ended December 31, 2004, on or about April 29, 2005. Our Annual Report to Stockholders includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission, or SEC, on March 30, 2005, except that exhibits are excluded.

Record Date, Voting Rights and Outstanding Shares

The Board of Directors has fixed April 22, 2005 as the record date for determining holders of our Class A Common Stock who are entitled to vote at the Annual Meeting.

With respect to the matters submitted for vote at the Annual Meeting, each share of Class A Common Stock is entitled to one vote. On April 22, 2005, there were 230,647,167 shares of our Class A Common Stock outstanding and entitled to vote. In February 2004, all outstanding shares of Class B Common Stock were converted into shares of Class A Common Stock on a one-for-one basis pursuant to the occurrence of the “Dodge Conversion Event” as defined in our charter. Also in February 2004, all outstanding shares of Class C Common Stock were voluntarily converted into shares of Class A Common Stock on a one-for-one basis by the holders of such shares.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Class A Common Stock issued and outstanding on April 22, 2005, will constitute a quorum for the transaction of business. We will count votes withheld, abstentions and broker non-votes for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Stockholders who do not attend the Annual Meeting in person may submit proxies by mail or over the Internet. Proxies in the enclosed form and proxies properly submitted over the Internet, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. If no instructions are indicated, the shares represented by the proxy will be voted:

•	FOR the election of the Director nominees named herein;

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2005; and

•	In accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting, or any adjournments or postponements thereof.

We will not count shares that abstain from voting on a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote the shares as to a particular matter (“broker non-votes”), as votes in favor of such matter. We will also not count them as votes cast or shares voting on such matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting on proposal 1, election of directors, and proposal 2, ratification of the selection of our independent registered public accounting firm.

Voting of Proxies

You may vote by any one of the following means:

•	by mail;

•	over the Internet; or

•	in person, at the Annual Meeting.

To vote by mail, sign, date and complete the enclosed proxy card and return it in the enclosed self-addressed envelope. No postage is necessary if the proxy card is mailed in the United States. Instructions for voting over the Internet can be found on your proxy card. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke the proxy by filing an instrument of revocation or a duly executed proxy bearing a later date with our Secretary, at our principal executive offices, 116 Huntington Avenue, Boston, Massachusetts 02116. You may revoke a proxy submitted over the Internet and submit a new proxy in its place in accordance with the instructions set forth on the Internet voting website. You may also revoke a proxy by attending the Annual Meeting and voting in person. If not revoked, we will vote the proxy at the Annual Meeting in accordance with your instructions indicated on the proxy card or, if submitted over the Internet, as indicated on the submission.

Solicitation

We will bear all costs of solicitation of proxies. In addition to solicitations by mail, our Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telecopy and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting material to the beneficial owners of stock they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials. In addition, we may retain a professional solicitor to solicit proxies from banks, brokers, nominees and intermediaries. If we retain a solicitor, we expect to pay approximately $5,000 for any such services, plus reasonable out-of-pocket expenses.

Security Ownership of Ce rtain Beneficial Owners and Management

The following table sets forth certain information known to us as of April 1, 2005, with respect to the shares of Class A Common Stock that are beneficially owned as of such date by:

•	each Director;

•	our Chief Executive Officer during the fiscal year ended December 31, 2004, and the four other most highly compensated executive officers who were serving as executive officers on December 31, 2004, whom we refer to collectively as the Named Executive Officers;

•	all Directors and executive officers as a group; and

•	each person known by us to beneficially own more than 5% of our outstanding Class A Common Stock.

We determined the number of shares of Class A Common Stock beneficially owned by each person under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity had the right to acquire within sixty days of April 1, 2005 through the exercise of an option, conversion feature or similar right. We refer to these options or rights as Presently Exercisable Options. All percentages are based on the shares of Class A Common Stock outstanding as of April 1, 2005. Except as noted below, each holder has sole voting and investment power with respect to all shares of Class A Common Stock listed as owned by that holder.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class A Common Stock
Directors and Named Executive Officers
James D. Taiclet, Jr. (1)	520,500	*
Raymond P. Dolan (2)	35,000	*
J. Michael Gearon, Jr. (3)	2,542,282	1.1%
William H. Hess (4)	564,610	*
Carolyn F. Katz (5)	25,000	*
Gustavo Lara Cantu (5)	25,000	*
Fred R. Lummis (6)	932,399	*
Steven J. Moskowitz (7)	787,750	*
Pamela D.A. Reeve (2)	35,000	*
Bradley E. Singer (8)	545,003	*
All executive officers and Directors as a group (11 persons) (9)	6,098,777	2.6%
Five Percent Stockholders
FMR Corp. (10)	29,823,072	12.9%
EARNEST Partners, LLC (11)	16,974,695	7.4%
Wellington Management Company, LLP (12)	15,778,592	6.8%
Massachusetts Financial Services Company (13)	12,607,593	5.5%
Goldman, Sachs & Co. (14)	12,595,266	5.5%

*Less than 1%

(1)	Includes 8,000 shares of Class A Common Stock owned by Mr. Taiclet and Presently Exercisable Options to purchase an aggregate of 512,500 shares of Class A Common Stock.

(2)	Includes Presently Exercisable Options to purchase an aggregate of 35,000 shares of Class A Common Stock.

(3)	Includes an aggregate of 1,498,059 shares of Class A Common Stock owned by limited partnerships controlled by Mr. Gearon, an aggregate of 7,272 shares of Class A Common Stock owned by Mr. Gearon’s minor children and Presently Exercisable Options to purchase an aggregate of 1,036,951 shares of Class A Common Stock. Does not include 520,799 shares of Class A Common Stock held by a trust for the benefit of Mr. Gearon’s children, of which J. Michael Gearon, Sr. is the trustee. Mr. Gearon disclaims beneficial ownership in all shares owned by such trust.

(4)	Includes 465,860 shares of Class A Common Stock owned by Mr. Hess and Presently Exercisable Options to purchase an aggregate of 98,750 shares of Class A Common Stock.

(5)	Includes Presently Exercisable Options to purchase an aggregate of 25,000 shares of Class A Common Stock.

(6)	Includes 571,147 shares of Class A Common Stock owned by Mr. Lummis, an aggregate of 256,252 shares of Class A Common Stock owned by trusts of which he is trustee and Presently Exercisable Options to purchase an aggregate of 105,000 shares of Class A Common Stock. Mr. Lummis disclaims beneficial ownership of all shares owned by the trusts, except to the extent of his pecuniary interest therein.

(7)	Includes 3,000 shares of Class A Common Stock owned by Mr. Moskowitz and Presently Exercisable Options to purchase an aggregate of 784,750 shares of Class A Common Stock.

(8)	Includes 5,000 shares of Class A Common Stock owned by Mr. Singer and Presently Exercisable Options to purchase an aggregate of 540,003 shares of Class A Common Stock.

(9)	Includes Presently Exercisable Options to purchase an aggregate of 3,284,187 shares of Class A Common Stock.

(10)	The address of FMR Corp. (FMR) is 82 Devonshire Street, Boston, Massachusetts 02109. Based on FMR’s Schedule 13G/A filed February 14, 2005, FMR has sole voting power over 3,194,690 shares of Class A Common Stock. FMR, Edward C. Johnson III and Abigail P. Johnson have dispositive power over 29,823,072 shares of Class A Common Stock. FMR’s Schedule 13G/A indicates that certain subsidiaries and affiliates of FMR are considered beneficial owners of such shares, as follows: Fidelity Management & Research Company, a wholly owned subsidiary of FMR, is the beneficial owner of 26,628,382 shares of Class A Common Stock (includes 1,853,360 shares of Class A Common Stock that may be acquired through 3.25% convertible bonds). Fidelity Management Trust Company, a wholly owned subsidiary of FMR, is the beneficial owner of 3,141,890 shares of Class A common stock. Fidelity International Limited (FIL), who provides management services for certain investors, is the beneficial owner of 52,800 shares of Class A Common Stock. FMR and FIL filed the Schedule 13G/A as if they own such shares on a joint basis.

(11)	The address of EARNEST Partners, LLC (EP) is 75 Fourteenth Street, Suite 2300, Atlanta, Georgia 30309. Based on EP’s Schedule 13G filed February 14, 2005, EP has sole voting power over 9,985,850 shares of Class A Common Stock, shared voting power over 3,619,345 shares of Class A Common Stock and sole dispositive power over 16,974,695 shares of Class A Common Stock.

(12)	The address of Wellington Management Company, LLP (WMC) is 75 State Street, Boston, Massachusetts 02109. Based on WMC’s Schedule 13G/A filed February 14, 2005, WMC has shared voting power over 14,011,252 shares of Class A Common Stock and shared dispositive power over 15,778,592 shares of Class A Common Stock.

(13)	The address of Massachusetts Financial Services Company (MFS) is 500 Boylston Street, Boston, Massachusetts 02116. Based on MFS’s Schedule 13G filed February 10, 2005, MFS has sole voting power over 12,312,813 shares of Class A Common Stock and sole dispositive power over 12,607,593 shares of Class A Common Stock. These shares of Class A Common Stock include 136,587 shares of Class A Common Stock which may be acquired through conversion of convertible bonds.

(14)	The address of Goldman, Sachs & Co. (GS) is 85 Broad Street, New York, New York 10004. Based on GS’s Schedule 13G filed February 7, 2005, GS has shared voting power over 12,494,086 shares of Class A Common Stock and shared dispositive power over 12,595,266 shares of Class A Common Stock.

P ROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of six Directors. In November 2004, the Board of Directors voted to increase the size of the Board from five members to six members and elected Gustavo Lara Cantu to the Board. The Board of Directors has nominated for election as Directors at the Annual Meeting the six Directors listed below. Mr. Lara is the only nominee for Director to be elected for the first time at the Annual Meeting. Mr. Lara was recommended for nomination to the Board of Directors by the Nominating and Corporate Governance Committee. He was initially identified as a candidate for election to the Board of Directors by our Chief Executive Officer.

Persons elected at the meeting will hold office until the 2006 Annual Meeting or until their successors are elected and qualified, subject to earlier retirement, resignation or removal. If any of the nominees become unavailable to serve, we will vote the shares represented by proxies for the election of such other person as the Board of Directors may recommend. Unless otherwise instructed, we will vote all proxies we receive FOR the nominees listed below.

Required Vote

The election of Directors requires a plurality of the votes properly cast by or on behalf of the holders of Class A Common Stock at the Annual Meeting.

The Board of Directors recommends that you vote FOR the election of each of the nominees listed below to serve as our Directors until the next Annual Meeting or until their successors are elected and qualified.

Set forth below are the name and age of each Director, his or her principal occupation and business experience during the past five years and the names of other publicly traded companies of which he or she served as a Director, each as of April 1, 2005.

Nominee	Principal Occupations and Business Experience During the Past Five Years
James D. Taiclet, Jr. Age 44	Mr. Taiclet was elected a Director in November 2003 and Chairman of the Board of Directors in February 2004. Mr. Taiclet has served as the Company’s Chief Executive Officer since October 2003, and as the Company’s President and Chief Operating Officer since September 2001. Mr. Taiclet joined American Tower from Honeywell International, where he served as President of Honeywell Aerospace Services. Prior to joining Honeywell in March 1999, Mr. Taiclet served as Vice President, Engine Services at Pratt & Whitney, a unit of United Technologies Corporation. Mr. Taiclet was also a consultant at McKinsey & Company, specializing in telecommunications and aerospace.

Raymond P. Dolan Age 47	Mr. Dolan has been a Director and member of the Compensation Committee since February 2003. In January 2004, Mr. Dolan was appointed to the Nominating and Corporate Governance Committee and in February 2005, he was appointed the Chairperson. Mr. Dolan has been Chairman and Chief Executive Officer of Flarion Technologies, Inc., a provider of mobile broadband communications systems, since May 2000. From 1996 until May 2000, Mr. Dolan was Chief Operating Officer of NextWave Telecom. Prior to joining NextWave, he was Executive Vice President of Marketing for Bell Atlantic/NYNEX Mobile.

Nominee	Principal Occupations and Business Experience During the Past Five Years
Carolyn F. Katz Age 43	Ms. Katz was elected a Director in February 2004. Ms. Katz was appointed to the Compensation Committee and the Audit Committee in April 2004. Since December 2001, Ms. Katz has been a consultant providing financial and strategic analysis for telecommunications companies. From May 2000 to October 2001, Ms. Katz served as a principal of Providence Equity Partners Inc., a private investment firm specializing in equity investments in telecommunications and media companies. From July 1984 to April 2000, Ms. Katz was employed by Goldman, Sachs & Co., most recently as a Managing Director and co-head of Emerging Communications. Ms. Katz currently serves on the board of directors of NII Holdings, Inc.

Gustavo Lara Cantu Age 55	Mr. Lara was elected a Director in November 2004 and was appointed to our Nominating and Corporate Governance Committee in February 2005. Mr. Lara most recently served as Chief Executive Officer of the Monsanto Company’s Latin America North division, a position he retired from in 2004. Prior to his retirement, Mr. Lara had worked for the Monsanto Company in various capacities for over 24 years.

Fred R. Lummis Age 51	Mr. Lummis has been a Director and member of the Audit Committee since our merger with American Tower Corporation (Old ATC), an unaffiliated company, in June 1998 and was appointed Chairperson of the Audit Committee in May 2001. In April 2004, Mr. Lummis was appointed to the Nominating and Corporate Governance Committee. Mr. Lummis was the Chairman, Chief Executive Officer and President of Old ATC from September 1994 through June 1998. From June 1998 until early 2000, Mr. Lummis served as the Chairman, President and Chief Executive Officer of Advantage Outdoor Company, L.P. Mr. Lummis has been the Managing Director of the CapStreet Group, LLC since May 2000 and the President of Summit Capital, Inc., a private investment firm, since June 1990. He serves as a director of Southwest Bancorporation of Texas.

Pamela D.A. Reeve Age 55	Ms. Reeve has been a Director since March 2002. Ms. Reeve has been a member of the Audit Committee since August 2002, and in April 2004, Ms. Reeve was appointed to the Compensation Committee as the Chairperson. From August 2002 to February 2005, Ms. Reeve also served on the Nominating and Corporate Governance Committee. From November 1989 to August 2004, Ms. Reeve was the President and Chief Executive Officer and a director of Lightbridge, Inc., a global provider of mobile business solutions, offering products and services for the wireless telecommunications industry. Prior to joining Lightbridge in 1989, Ms. Reeve spent eleven years as a consultant and in a series of executive positions at the Boston Consulting Group, Inc. Ms. Reeve serves as a director of NMS Communications Corp.

CORPORATE GOVERNANCE

General

The role of our Board of Directors is to ensure that the Company is managed for the long-term benefit of our stockholders and other stakeholders. To fulfill this role, the Board has adopted corporate governance principles to assure full and complete compliance with all applicable corporate governance standards. In addition, the Board has established reporting protocols to ensure that the Board is informed regarding the Company’s activities and periodically reviews, and advises management with respect to, the Company’s annual operating plans and strategic initiatives.

During the past year, we have continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review guidance and interpretations provided by the SEC and the New York Stock Exchange, or NYSE.

Based on this review, in February 2004, the Board of Directors adopted restated Corporate Governance Guidelines and a restated charter for our Nominating and Corporate Governance Committee. In May 2004, the Board of Directors amended our Corporate Governance Guidelines, and in August 2004, amended the charters for our Nominating and Corporate Governance Committee and Compensation Committee. You can access our current committee charters, Corporate Governance Guidelines and Code of Conduct in the “Investors” section of our website, www.americantower.com, or by writing to: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations. In addition, in accordance with SEC rules, we have attached the current charter for the Audit Committee as Appendix I to this proxy statement.

Annual Evaluation

Our Board of Directors conducts annual evaluations of its performance and that of each of its three standing committees. In 2004, the Board hired an independent consultant to design and implement a process for these self-evaluations. Using a set of prepared questions as a guide, the consultant conducted interview and discussion sessions with the members of each of the committees and the full Board. The information gathered in these sessions was compiled in a written report to our Nominating and Corporate Governance Committee, which used these results to review and assess the Board’s composition, responsibilities, structure, processes and effectiveness. We expect to carry out similar Board and committee self-evaluations in 2005.

Orientation and Education

Each individual, upon joining our Board of Directors, is provided with an orientation regarding our Company history, our industry and our operations, as well as the role and responsibilities of our Board of Directors. As part of this orientation, new Directors have opportunities to meet with members of our senior management. We are also committed to the ongoing education of our Directors, and from time to time, conduct presentations to the Board of Directors regarding our business and our industry.

Determination of Independence

Under NYSE rules, a Director of the Company only qualifies as “independent” if the Board of Directors affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board has established guidelines to assist it in determining whether a Director has a material relationship with the Company under NYSE rules. Under these guidelines, a Director is not considered to have a material relationship with the Company solely on the grounds that he or she:

•	is an executive officer or employee, or has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, American Tower for property or services, unless the amount of such payments or receipts, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues; or

•	is an executive officer of another company which is indebted to American Tower, or to which American Tower is indebted, unless the total amount of either company’s indebtedness to the other is more than five percent (5%) of the total consolidated assets of the company for which he or she serves as an executive officer; or

•	is a director of another company that does business with American Tower, provided that he or she owns less than five percent (5%) of the outstanding capital stock of the other company and recuses himself or herself from any deliberations of American Tower with respect to such other company; or

•	serves as an executive officer of any tax-exempt organization, unless American Tower’s charitable contributions to the organization, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

In addition, ownership of a significant amount of the Company’s stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of the Board who are independent (as defined above).

The Board has determined that each of Mr. Dolan, Ms. Katz, Mr. Lara, Mr. Lummis and Ms. Reeve is “independent” under Section 303A.02(b) of the NYSE listing standards because none of them has a material relationship with the Company.

Director Candidates

The Nominating and Corporate Governance Committee works with the Board of Directors on an annual basis to determine the appropriate characteristics, skills and experience of the Board as a whole and its individual members. The process followed by the Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board of Directors. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Committee will apply the criteria set forth in the Company’s Corporate Governance Guidelines. These criteria include a candidate’s general understanding of marketing, finance and other elements relevant to the success of a large publicly traded company in today’s business environment, understanding of the Company’s business, and educational and professional background. The Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a Director for re-election, the Nominating and Governance Committee also considers the Director’s past attendance at meetings and participation in and contributions to the activities of the Board.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials to Raymond P. Dolan, Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

Communications from Stockholders and Other Interested Parties

The Board will give appropriate attention to written communications submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as otherwise contemplated by committee charters, the Chairperson of the Nominating and Corporate Governance Committee will, with the assistance of the Company’s General Counsel, (1) be primarily responsible for monitoring communications from stockholders and (2) provide copies or summaries of such communications to the other Directors as he or she considers appropriate. Communications will be forwarded to all Directors if they relate to substantive matters and include suggestions or comments that the Chairperson of the Nominating and Corporate Governance Committee considers to be important for the Directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters covered by repetitive or duplicative communications.

Stockholders and other interested parties who wish to send communications on any topic to the Board should address such communications to Raymond P. Dolan, Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116.

Board of Directors Meetings and Committees

During the fiscal year ended December 31, 2004, our Board held four regular meetings and one special meeting by telephone. Each of the current Directors who was then in office attended at least 75% of the aggregate number of meetings of our Board and all of its committees on which that Director served. No Directors attended our 2004 Annual Meeting of Stockholders. We encourage, but do not require, Directors to attend the annual stockholders meeting.

In May 2004, upon the recommendation of the Nominating and Corporate Governance Committee, the Board amended our Corporate Governance Guidelines to allow for the appointment of a Lead Director of the Board. Ms. Reeve was appointed Lead Director in May 2004, and continues to serve the Board in this role. The Lead Director assists the Chairman in communicating with, and assigning tasks to, the other Board members. In addition, the Lead Director serves as chairperson of the Board’s executive sessions of “non-management” Directors, as defined under the rules of the NYSE. Executive sessions of non-management Directors are held at least four times a year, and any non-management Director can request that an additional executive session be scheduled.

The Board currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each Committee has a charter that has been approved by the Board. All of the current members of each of the Board’s three standing committees are independent as defined under the rules of the NYSE, including, in the case of all members of the Audit Committee, the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934. The current membership of each committee, the number of meetings held by each committee during the fiscal year ended December 31, 2004 and other descriptive information is summarized below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Raymond P. Dolan	—	X	Chair
Carolyn F. Katz	X	X	—
Gustavo Lara Cantu	—	—	X
Fred R. Lummis	Chair	—	X
Pamela D.A. Reeve(1)	X	Chair	—
James D. Taiclet, Jr.(2)	—	—	—
Total meetings in fiscal 2004	8	6	4

(1)	Ms. Reeve is the Lead Director of the Board.
(2)	Mr. Taiclet is the Chairman of the Board, President and Chief Executive Officer and currently the sole employee director of the Board.

Audit Committee. Our Audit Committee consists of Mr. Lummis (Chairperson), Ms. Katz and Ms. Reeve. Mary Agnes Wilderotter served on the Audit Committee until her term as a Director expired in May 2004. Ms. Katz joined the Board in February 2004 and was appointed to the Audit Committee in April 2004. Each of Mr. Lummis, Ms. Katz and Ms. Reeve is an “audit committee financial expert” under the rules of the SEC and has the accounting and/or related financial management expertise required under the rules of the NYSE. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate. None of the members serve on the audit committees of more than two other public companies. During the fiscal year ended December 31, 2004, the Audit Committee held eight meetings. The meetings were designed to facilitate and encourage communications between members of the Audit Committee, our internal auditors, and our independent registered public accounting firm, Deloitte & Touche LLP. Our Audit Committee oversees management’s conduct of our financial reporting processes and meets privately, outside the presence of management, with our independent registered public accounting firm to discuss our internal accounting controls and policies and procedures. This includes the selection and evaluation of our independent registered public accounting firm, the oversight of our systems of internal accounting and financial controls, the review of the annual independent audit of our financial statements, the review of our financial disclosures, the review of the Company’s Code of Conduct, the establishment of “whistle-blowing” procedures, and the oversight of other compliance matters.

Compensation Committee. Our Compensation Committee consists of Ms. Reeve (Chairperson), Mr. Dolan and Ms. Katz. Ms. Wilderotter served on the Compensation Committee until her term as a Director expired in May 2004. Ms. Katz joined the Board in February 2004 and was appointed to the Compensation Committee in April 2004. During the fiscal year ended December 31, 2004, the Compensation Committee held six meetings. The primary responsibilities of the Compensation Committee are to assist the Board in establishing compensation policies for the Board and the Company’s executive officers, including approval of any employment agreements or arrangements with executive officers, and to review and approve corporate goals and objectives relative to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and determine the CEO’s compensation level based on this evaluation. This committee also is responsible for administering the Company’s stock option plans and approving any proposed amendments or modifications to our Amended and Restated 1997 Stock Option Plan (the “Stock Option Plan”).

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Mr. Dolan (Chairperson), Mr. Lara and Mr. Lummis. Ms. Wilderotter served on the Nominating and Corporate Governance Committee until her term as a Director expired in May 2004. Mr. Lummis was appointed to the Nominating and Corporate Governance Committee in April 2004. Ms. Reeve served on the Nominating and Corporate Governance Committee until February 2005, at which time Mr. Lara was appointed to the Nominating and Corporate Governance Committee. During the fiscal year ended December 31, 2004, the Nominating and Corporate Governance Committee held four meetings. This committee assists the Board by establishing performance criteria for the annual evaluation of the Board and its committees and overseeing the annual self-evaluation by Board members. This committee also assists in identifying and recommending qualified individuals to serve on the Board and its committees. In addition, this committee assists the Board in developing and recommending Corporate Governance Guidelines (including the appropriate size, composition and responsibilities of the Board and its committees), and generally advises the Board with respect to Board committee charters, composition and protocol.

Audit Committee Report

The Audit Committee of the Company’s Board of Directors is composed of three members and acts under a written charter as amended and restated in February 2005. A copy of the current charter is attached as Appendix I to this proxy statement. The members of the Audit Committee are independent Directors, as required by the Audit Committee Charter, and as defined by the rules of the NYSE and the SEC. The Audit Committee held eight meetings during the fiscal year ended December 31, 2004.

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2004 and discussed these financial statements with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and issuing a report on those financial statements and the Company’s internal controls over financial reporting, including management’s assessment of internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP the audited financial statements and the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Company’s independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires independent registered public accounting firms annually to disclose in writing all relationships that in the independent registered public accounting firm’s professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. The Audit Committee also considered whether the independent registered public accounting firm’s provision of other, non-audit related services to the Company is compatible with maintaining such auditors’ independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

By the Audit Committee of the Board of Directors of American Tower Corporation.

AUDIT COMMITTEE

Fred R. Lummis, Chairperson

Carolyn F. Katz

Pamela D.A. Reeve

Independent Auditor Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2004 and 2003 (in thousands):

	2004	2003
Audit Fees	$3,185	$2,282
Audit Related Fees	72	1,152
Tax Fees	1,549	1,000

Total Fees	$4,806	$4,434

Audit Fees. These are fees related to professional services rendered in connection with the annual audit of our consolidated financial statements, the reviews of the consolidated financial statements performed in connection with each of our Quarterly Reports on Form 10-Q, services related to comfort letters and consents related to SEC and other registration statements, consultations regarding accounting and financial reporting and statutory audits required by foreign jurisdictions. For 2004 only, these fees also include approximately $800 related to the audit of the Company’s internal controls over financial reporting.

Audit Related Fees. These fees relate to professional services provided in connection with audits of our employee benefit plans and assistance with internal controls documentation in connection with our compliance under Section 404 of the Sarbanes-Oxley Act of 2002. For 2003 only, these fees also relate to stand-alone audits of the consolidated financial statements of our Verestar, Inc. subsidiary and due diligence services performed in connection with certain strategic transactions under consideration by the Company.

Tax Fees. These fees include $552 and $381 for the years ended December 31, 2004 and 2003, respectively, for professional services related to tax return compliance and related matters. In addition, tax fees also include consulting services related to tax planning and advice and assistance with international tax matters of $247 and $619 for the years ended December 31, 2004 and 2003, respectively. For 2004 only, these fees also include $750 related to tax services performed in connection with our pending income tax refund claims with the Internal Revenue Service.

Audit Committee Pre-approval Policy and Procedures. The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. This policy provides that we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular service or type of services to be provided. The Audit Committee may also delegate to any member of the Audit Committee the authority to approve any audit or non-audit services to be provided by our independent registered public accounting firm. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

The Audit Committee approved all of the services described above in accordance with its pre-approval policies and procedures.

Certain Relationships and Related Party Transactions

In April 2004, we repurchased an 8.8% interest in ATC Mexico Holding Corp., the subsidiary through which we conduct our Mexico operations (ATC Mexico), from J. Michael Gearon, Jr., President of American Tower International. In the first quarter of 2004, Mr. Gearon exercised his previously disclosed right to require the Company to purchase his interest in ATC Mexico. In consideration for his interest in ATC Mexico, we issued to Mr. Gearon 2,203,968 shares of our Class A common stock and paid $3.7 million in cash, representing 80% of the aggregate purchase price for Mr. Gearon’s interest. The 2,203,968 shares issued to Mr. Gearon had an aggregate market value on the date of issuance of $24.8 million. Payment of the remaining 20% of the purchase price of $7.3 million, plus interest, was contingent upon ATC Mexico satisfying certain performance criteria. In February 2005, our Board of Directors determined that the performance criteria had been satisfied, and we paid Mr. Gearon $7.7 million in cash. Our Board approved the determination of the fair market value of Mr. Gearon’s interest with the assistance of an independent financial advisor.

In October 2004, we repurchased a 3.2% interest in ATC Mexico from certain employees, including William H. Hess, our Executive Vice President and General Counsel. In the first quarter of 2004, these employees exercised options to purchase an aggregate of 318 shares of ATC Mexico under the ATC Mexico Stock Option Plan. In October 2004, these employees exercised their previously disclosed rights to require the Company to purchase their collective 3.2% interest in ATC Mexico. In consideration for their interests in ATC Mexico, we issued to these employees an aggregate of 1,155,678 shares of our Class A common stock, representing 80% of the aggregate purchase price for their collective interests. The 1,155,678 shares issued to these employees had an aggregate market value on the date of issuance of $18.5 million. Payment of the remaining 20% of the purchase price of 218,566 shares of Class A common stock was contingent upon ATC Mexico satisfying certain performance criteria. In February 2005, our Board of Directors determined that the performance criteria had been satisfied, and we issued to these employees 159,836 shares of our Class A common stock, net of 58,730 shares of Class A common stock retained by the Company to satisfy tax withholding obligations. On the date of issuance, the aggregate market value of these 218,566 shares was $3.9 million. Our Board approved the determination of the fair market value of the interests held by these employees with the assistance of an independent financial advisor.

During the year ended December 31, 2004, we consummated a previously disclosed arrangement with Mr. Gearon pursuant to which he would purchase an equity interest in ATC South America Holding Corp., the subsidiary through which we conduct our Brazil operations (ATC South America). In March 2004, ATC South America issued to Mr. Gearon stock representing an approximate 1.6% interest for approximately $1.2 million in cash. The purchase price represented the fair market value of the interest on the date of the sale, as determined by the Board of Directors with the assistance of an independent appraisal. Mr. Gearon may require us to purchase his interest in ATC South America, for its then fair market value, at any time after December 31, 2004, and we have the right to purchase Mr. Gearon’s interest in ATC South America, for its then fair market value, at any time after the earliest to occur of December 31, 2005, Mr. Gearon’s death or disability, or the occurrence of either a Gearon Termination Event or a Forfeiture Event (each as defined in our stockholder agreement with Mr. Gearon).

As part of Mr. Gearon’s investment in ATC South America, the Board of Directors of ATC South America also approved the adoption of the ATC South America Stock Option Plan, which provides for the issuance of options to officers, employees, directors, consultants and other persons providing services to ATC South America and its affiliates. The ATC South America Stock Option Plan limits the number of shares of common stock which may be granted to an aggregate of 6,144 shares (an approximate 10.3% interest on a fully-diluted basis), subject to adjustment based on changes in ATC South America’s capital structure. During 2004, ATC South America granted options to purchase 6,024 shares of ATC South America common stock to officers and employees, including Messrs. Gearon and Hess, who received options to purchase an approximate 6.7% and 1.6% interest, respectively. Such options were issued at one time with an exercise price of $1,349 per share. The exercise price per share was at fair market value as determined by the Board of Directors with the assistance of an independent appraisal performed at the Company’s request. Options granted vest upon the earliest to occur of the exercise by Mr. Gearon of his right to require the Company to purchase his interest in ATC South America, or the exercise by the Company of its right to acquire Mr. Gearon’s interest in ATC South America, and expire ten years from the date of grant. The employees holding shares of ATC South America also may require the Company to purchase their interests in ATC South America, at its then fair market value, six months following their issuance.

William H. Hess, our Executive Vice President and General Counsel, received a $75,000 demand loan from us in March 2001, which was outstanding as of December 31, 2004. Interest on the loan does not accrue until demand, at which time such accrued interest is at the prime rate.

In February 2004, Steven B. Dodge, our former Chairman and Chief Executive Officer, retired from our Board of Directors and as our Chairman. We paid Mr. Dodge $1.4 million pursuant to the terms of his retirement agreement. In addition, we entered into an employment agreement with Mr. Dodge pursuant to which he agreed to provide certain services to the Company as may be requested from time to time. Under the terms of the agreement, we agreed to pay Mr. Dodge an annual salary of $12,000, payable annually.

During the past several years, we retained several wholly owned subsidiaries of Nordblom Co. Inc. to provide various real estate services in connection with our acquisition, financing, ownership and leasing of several properties. Family members of Mr. Dodge’s spouse own the controlling interest of Nordblom Co. Inc. and Nordic Properties, an affiliate of Nordblom. Mr. Dodge retired as our Chief Executive Officer in 2003 and retired from our Board of Directors in February 2004. Mr. Dodge’s spouse has no interest in Nordblom Co. Inc. or Nordic Properties and Mr. Dodge was not involved in the negotiation of any of the arrangements. We paid the Nordblom companies, including Nordic Properties, an aggregate of $143,000 in 2004. We believe that all of the arrangements with the Nordblom companies are on terms and conditions that are customary in the industry and at least as favorable to us as could be obtained from an unrelated real estate management company.

In the fourth quarter of 2004, we entered into a consulting agreement with the brother of Mr. Gearon, for the provision of implementation, development and deployment services on the Company’s projects in Brazil. Under the terms of the agreement, we agreed to pay the individual a consulting fee of $5,000 per month, plus expenses.

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Director Compensation

In 2004, our standard compensatory arrangement with our non-employee Directors was as follows: a $40,000 annual payment, paid on a quarterly basis, for serving on the Board, and an additional $10,000 annual payment for serving as the chairperson of a Board committee. In addition, Directors are eligible to receive options to purchase shares of our Class A Common Stock. We typically grant our Directors a fully-vested option to purchase 25,000 shares of our Class A Common Stock in the year that they are elected to the Board. Thereafter, we typically grant each Director annually a fully vested option to purchase 10,000 shares of our Class A Common Stock. In March 2004, we granted Ms. Katz a fully vested option to purchase 25,000 shares of our Class A Common Stock in connection with her election to the Board in February 2004. In February 2005, we granted Mr. Lara a fully vested option to purchase 25,000 shares of our Class A Common Stock, in connection with his election to the Board in November 2004. In 2004, we also granted each of Mr. Dolan, Mr. Lummis and Ms. Reeve a fully vested option to purchase 10,000 shares of our Class A Common Stock. All of the option grants made to our Directors in 2004 had an exercise price equal to the fair market value of our Class A common stock on the date of grant and expire ten years from the date of grant.

Executive Compensation

The following table provides certain information concerning compensation earned by each of the Named Executive Officers for the fiscal years ended December 31, 2004, 2003 and 2002:

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name	Year	Salary	Bonus	Other Annual Compensation	Securities Underlying Options	All Other Compensation (1)
James D. Taiclet, Jr. (2)	2004	$580,404	$500,000	–	175,000	$21,214
Chairman of the Board, President and Chief Executive Officer	2003 2002	550,000 500,000	185,000 150,000	– –	375,000 300,000	16,040 137,542

Bradley E. Singer	2004	500,000	385,000	–	275,000	23,238
Chief Financial Officer and Treasurer	2003 2002	575,000 475,000	175,000 150,000	– –	275,000 510,000	22,436 21,643

J. Michael Gearon, Jr.	2004	412,500	250,000	–	290,000	16,074
President, American Tower International and Vice Chairman, American Tower Corporation	2003 2002	375,000 200,000	115,000 100,000	– –	250,000 100,000	6,979 3,662

Steven J. Moskowitz (3)	2004	412,500	325,000	–	185,000	19,556
Executive Vice President and President, U.S. Tower Division	2003 2002	375,000 300,000	145,000 125,000	– –	275,000 450,000	15,760 11,782

William H. Hess (4)	2004	300,000	240,000	–	100,000	21,588
Executive Vice President, General Counsel and Secretary	2003 2002	275,000 220,000	110,000 100,000	– –	100,000 100,000	10,172 5,473

(1)	Included in this category are amounts paid with respect to the Named Executive Officers for: (A) matching contributions to our 401(k) plan; (B) imputed income for group term life insurance provided by the Company; (C) automobile expenses; and (D) for 2004 only, parking expenses. Amounts for Messrs. Hess and Singer include original issue discount on an outstanding loan to Mr. Hess in 2004 and 2003, and to Mr. Singer in 2003 and 2002. Amounts for Mr. Taiclet include relocation expenses of $121,862 in 2002.

(2)	Mr. Taiclet joined the Company in September 2001 as President and Chief Operating Officer. He was elected Chief Executive Officer in October 2003 and Chairman of the Board in February 2004.

(3)	Mr. Moskowitz was named Executive Vice President, U.S. Tower Division in January 2002 and named President of the U.S. Tower Division in October 2003.

(4)	Mr. Hess joined the Company in 2001 as Chief Financial Officer of American Tower International and was appointed Executive Vice President in May 2001. In September 2002, he was elected to his current position.

Options Granted in 2004

The following table sets forth certain information relating to options granted in 2004 pursuant to our Stock Option Plan to the individuals named in the Summary Compensation Table above.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
	Number of Securities Underlying Options Granted	Percent of Total Options Granted To Employees in Fiscal 2004 (1)	Exercise Price Per Share (2)	Expiration Date
Name					5%	10%
James D. Taiclet, Jr. (4)	175,000	3.31%	$12.11	3/4/2014	$1,332,785	$3,377,539
Bradley E. Singer (4)	275,000	5.20%	12.11	3/4/2014	2,094,376	5,307,561
J. Michael Gearon, Jr. (4)(5)	290,000	5.48%	12.11	3/4/2014	2,208,615	5,597,064
Steven J. Moskowitz (4)	185,000	3.50%	12.11	3/4/2014	1,408,944	3,570,541
William H. Hess (4)(5)	100,000	1.89%	12.11	3/4/2014	761,591	1,930,022

(1)	Based on options to purchase an aggregate of 5,288,399 shares granted to our employees and Directors pursuant to our Stock Option Plan during the year ended December 31, 2004.

(2)	The exercise price per share of each option was equal to the closing price of our Class A Common Stock on the NYSE on the date of grant.

(3)	The potential realizable value is calculated based on the term of option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

(4)	See “Employment and Severance Agreements.”

(5)	During 2004, Messrs. Gearon and Hess were granted options to purchase common stock of ATC South America. As of December 31, 2004, Messrs. Gearon and Hess held options to purchase 3,924 shares and 911 shares, respectively, which represent an approximate 6.7% and 1.6% interest, respectively, in ATC South America. These options were issued at one time with an exercise price of $1,349 per share, the fair market value as determined by the Board with the assistance of an independent appraisal performed at the Company’s request. For more information, see “Corporate Governance – Certain Relationships and Related Party Transactions.”

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information relating to options exercised in 2004 and unexercised options as of December 31, 2004 that were granted pursuant to our Stock Option Plan (or outstanding with respect to options granted under predecessor plans) to the individuals referred to in the Summary Compensation Table above.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004 (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
James D. Taiclet, Jr.	150,000	$2,303,875	468,750	731,250	$5,398,125	$7,351,500
Bradley E. Singer	192,497	2,009,990	371,253	796,250	1,503,171	6,985,625
J. Michael Gearon, Jr.(2)	–	–	746,951	527,500	2,527,785	4,073,350
Steven J. Moskowitz	150,000	2,009,580	561,250	618,750	2,890,875	5,966,775
William H. Hess (2)(3)	25,000	238,750	125,000	250,000	1,035,000	2,202,750

(1)	Based on the closing price of the Class A Common Stock on the NYSE on December 31, 2004 of $18.40 per share.

(2)	As of December 31, 2004, Messrs. Gearon and Hess held options to purchase 3,924 shares and 911 shares, respectively, of the common stock of ATC South America. As of December 31, 2004, these options were not exercisable. For more information, see “Corporate Governance – Certain Relationships and Related Party Transactions.”

(3)	In January 2004, Mr. Hess exercised an option to purchase 144 shares of common stock of ATC Mexico at an exercise price of $10,000 per share. Based on the fair market value of the common stock on the date of exercise, the value realized was approximately $5.6 million. In October 2004, Mr. Hess exercised his right to require the Company to purchase his interest in ATC Mexico. In consideration for his interest in ATC Mexico, the Company issued to Mr. Hess an aggregate of 622,300 shares of Class A Common Stock. For more information, see “Corporate Governance – Certain Relationships and Related Party Transactions.”

Securities Authorized For Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2004:

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3)
Equity compensation plans/arrangements approved by the stockholders (1)	14,957,433	$11.54	14,983,533
Equity compensation plans/arrangements not approved by the stockholders (2)	N/A	N/A	N/A

Total	14,957,433		14,983,533

(1)	Includes our Stock Option Plan and our American Tower Corporation 2000 Employee Stock Purchase Plan (ESPP).

(2)	Excludes aggregate of 550 shares issuable upon exercise of outstanding options granted under equity compensation plans which we assumed in connection with various merger and acquisition transactions. The weighted-average exercise price of the options under those assumed plans is $15.91. No additional options are to be granted under those assumed plans. Also excludes an aggregate of 55,157 shares of Class A Common Stock issuable upon exercise of outstanding options pursuant to exchanged option agreements that we entered into with certain individuals in connection with our spin-off from American Radio in June 1998. The weighted-average exercise price of options under those agreements is $9.42.

(3)	Includes 4,052,617 shares available for issuance under the ESPP and 10,930,916 shares available for grant under the Stock Option Plan as of December 31, 2004. The number of authorized shares under the Stock Option Plan is subject to annual increases based upon an evergreen provision. The evergreen provision provides that the number of shares authorized under the Stock Option Plan shall be increased annually by the lesser of: (a) the amount, if any, necessary so that the total shares authorized under the Stock Option Plan, including all past and future issuances, equals 12% of our outstanding Common Stock calculated based on a modified fully-diluted share basis on such date, or (b) a lesser amount as may be determined by our Board of Directors. This evergreen provision was approved by our stockholders at our Annual Meeting of Stockholders in May 2001.

Compensation Committee Report

The Compensation Committee of the Board provides overall guidance for the Company’s executive compensation policies and the administration of the Company’s Stock Option Plan. The current members of the Compensation Committee are Ms. Reeve (Chairperson), Mr. Dolan and Ms. Katz. Ms. Wilderotter served on the Compensation Committee until her term as a Director expired in May 2004. Ms. Katz joined the Board in February 2004 and was appointed to the Compensation Committee in April 2004. Each member of the Committee is an independent Director as determined by our Board of Directors, based upon the NYSE listing guidelines. This report relates to the Company’s compensation policy for its executive officers, including the Named Executive Officers, for the year ended December 31, 2004.

The Committee believes that the quality, capabilities and commitment of the Company’s senior management are critical factors affecting the long-term value of the Company. Accordingly, the Company’s executive compensation policy is designed to:

•	attract, motivate and retain the highest quality executive officers,

•	reward those officers for superior performance, and

•	establish an appropriate relationship between executive pay and the creation of long-term stockholder value.

To achieve these goals, the Company’s executive compensation policy supplements annual base compensation with an opportunity to earn bonuses based upon corporate performance and factors related to each individual’s performance. In addition, the policy combines cash compensation with long-term incentive compensation in the form of stock option grants under the Company’s Stock Option Plan.

Corporate performance is measured primarily based upon objective data concerning the Company’s financial performance in light of industry conditions and the Company’s performance compared to the performance of its competitors. The performance of individual executives is evaluated on the basis of both pre-determined performance goals for the Company and factors related to the contributions of each individual. The Committee also may consider other strategic achievements, including improved operating efficiencies and customer and employee satisfaction. As in prior years, the Committee’s final determination as to any executive officer’s performance for the year is based upon its assessment of the executive’s achievement of certain goals and objectives and his or her potential to enhance long-term stockholder value, and is not based upon rigid guidelines or formulas or short-term changes in the Company’s stock price.

In establishing the total compensation package for each year and in considering appropriate performance measures, the Committee also reviews compensation practices for executives in comparable positions at a peer group of other companies. This peer group may change from year to year depending on changes in the marketplace and the business focus of the Company, and generally will not correspond to the list of companies comprising the peer group used in the stock performance graph in this proxy statement. For 2004, the Committee expanded the peer group to include the following companies, among others: Crown Castle International Corp., SpectraSite Inc., SBA Communications Corporation, Nextel Partners, Inc., Western Wireless Corporation, Triton PCS Holdings, Inc., Lightbridge, Inc., 3Com Corporation, E*Trade Financial Corporation, NII Holdings, Inc. and Scientific-Atlanta, Inc. In addition, the Committee may engage an executive compensation consulting firm to assist the Committee in its review of overall compensation packages for executive officers. In 2004, the Committee retained the services of Pearl Meyer & Partners, a Clark Consulting Company, to assist with its review. Based on this review, the Company generally targets initial compensation for all employees, including executive officers, at median levels for the peer group of companies. As employees and executive officers achieve and exceed performance objectives, their total compensation potential can increase above median levels.

Based on the factors and policy described above, the Compensation Committee determined the total compensation, including option grants, for each of the Named Executive Officers for 2004 as detailed in the Summary Compensation Table. The Committee based its determination primarily on the following:

•	the Company’s financial performance relative to its competitors,

•	the achievement of certain strategic goals established for 2004, and

•	each individual’s contribution to the Company’s overall performance.

The Committee also considered the market analysis prepared for the Committee by Pearl Meyer & Partners. The amounts set forth in the Summary Compensation Table reflect an increase in base salary and an increase in target bonus potential for certain executives to adjust their compensation to median levels of the Company’s peer group. Specifically, for Messrs. Gearon, Hess, Moskowitz and Singer, the Committee increased 2004 target cash bonuses from the previous 2004 target bonuses set pursuant to letter agreements entered into with each executive. In addition, the Committee increased for each executive the percentage of total compensation tied to Company and individual performance to align more closely executive compensation with the creation of long-term value for stockholders. The general policies and guidelines described above for the compensation of executive officers also apply to the compensation determinations made with respect Mr. Taiclet, our Chief Executive Officer. The Committee considered the market analysis of CEO compensation among the Company’s peer group, as well as Mr. Taiclet’s election to Chairman of the Board in February 2004, and increased Mr. Taiclet’s overall compensation, including his 2004 target cash bonus and base salary amount.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid in any year to a company’s chief executive officer and the four other most highly compensated officers. Certain compensation, including qualified performance based compensation, will not be subject to the deduction limitation if certain requirements are met. Although the Compensation Committee has not adopted any specific policy with respect to the application of Section 162(m), the Committee generally seeks to structure any long-term incentive compensation granted to the Company’s executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m).

COMPENSATION COMMITTEE

Pamela D. A. Reeve, Chairperson

Raymond P. Dolan

Carolyn F. Katz

Employment and Severance Arrangements

In November 2003 and February 2004 (with respect to Mr. Gearon), we entered into letter agreements with each of Messrs. Gearon, Hess, Moskowitz and Singer relating to their employment with the Company. Pursuant to each letter agreement, we are required to provide severance benefits to the applicable executive officer if such officer is terminated without cause (as defined in the letter agreement) or terminates his employment for good reason (as defined in the letter agreement). If such a termination occurs, the executive is entitled to receive the following severance benefits: (1) bi-weekly payment of his then current salary for eighteen months following the date of termination, (2) a prorated target cash bonus for the year of termination, (3) continued health benefits for eighteen months following the date of termination (to run concurrent with COBRA coverage), and (4) a gross-up benefit to cover any taxes payable on the receipt of the severance benefits described in this paragraph pursuant to Sections 280G and 4999 of the Internal Revenue Code. In addition, each executive will be entitled to continued vesting and extension of the exercise period for any stock options held by the executive for the earlier of three years following the date of termination and the expiration of such options (except for Mr. Gearon, whose stock options will survive for the duration of the applicable vesting period unless he is terminated for cause). The foregoing severance benefits are contingent upon each executive signing a separation and release agreement in acceptable form, which would include customary non-compete and non-solicitation provisions restricting the executive’s right to engage in the communications infrastructure business or soliciting certain employees for a period of time following termination. In addition, the letter agreements provided for 2004 annual base salaries, target cash bonuses for 2004 of 40% of annual base compensation, which were increased by the Compensation Committee as described above, and standard perquisites and benefits, including a $1,000 per month automobile allowance and reimbursement for annual insurance premium of one automobile.

In August 2001, we entered into a letter agreement with Mr. Taiclet in connection with his joining the Company. Pursuant to that letter, we agreed to pay Mr. Taiclet an initial annual salary of $500,000 and an annual salary of $550,000 for 2002, with any subsequent salary increases to be determined by our Compensation Committee. In 2002, Mr. Taiclet voluntarily agreed to forego his scheduled salary increase for 2002. We also agreed to grant Mr. Taiclet 500,000 options upon joining us, 175,000 options in the fourth quarter of 2002, and 175,000 options in the fourth quarter of each of 2003 and 2004. All such grants were at fair market value on the date of issuance, subject to incremental vesting over a four year period and otherwise made in accordance with the terms of our Stock Option Plan. Pursuant to the letter agreement, Mr. Taiclet’s options will fully vest if there is a change of control (as defined in the letter). The letter also provides Mr. Taiclet a severance of his then-current annual base salary and benefits package if (1) he is terminated other than for cause (as defined in the letter), (2) he leaves voluntarily after being asked to assume a position of lesser responsibility, or (3) he leaves due to a change of control.

PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on our Class A Common Stock with the cumulative total return of the Russell Midcap Index (Broad Market index), and the group of companies selected as our current peers in the wireless and broadcast communications site industry (the “Peer Group”). The graph assumes that on December 31, 1999, $100 was invested in each of our Class A Common Stock, the Russell Midcap Index and the Peer Group. The Peer Group consists of Crown Castle International Corp., SpectraSite, Inc. and SBA Communications Corp.

The cumulative return shown in the graph assumes reinvestment of all dividends. The performance of our Class A Common Stock reflected below is not necessarily indicative of future performance.

	Cumulative Total Returns
	12/31/1999	12/29/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004
American Tower Corporation	$100	$123.92	$30.99	$11.55	$35.40	$60.20
Russell Midcap Index	100	108.25	102.16	85.63	119.93	144.17
Peer Group (1)	100	94.80	36.58	10.58	32.61	52.54

(1)	SpectraSite, Inc. (formerly SpectraSite Holdings, Inc.) (SpectraSite) emerged from Chapter 11 bankruptcy in February 2003, at which time it canceled its outstanding common stock and issued new common stock in accordance with its plan of reorganization. Information about SpectraSite is included in the Peer Group beginning in February 2003.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected, and the Audit Committee and the Board of Directors recommend stockholder ratification of, the firm of Deloitte & Touche LLP as our independent registered public accounting firm for the current year. Deloitte & Touche LLP has served as our independent registered public accounting firm since our inception.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee will reconsider their selection.

The Audit Committee and the Board of Directors recommend that the stockholders vote FOR the ratification of the selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the current fiscal year.

ADDITIONAL INFORMATION

Other Matters

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy or their substitutes acting thereunder, to vote, or otherwise act, in accordance with their best judgment on those matters.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, Directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. We reviewed copies of the forms received by us or written representations from certain reporting persons that they were not required to file a Form 5. Based solely on that review, we believe that, during the fiscal year ended December 31, 2004, our officers, Directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them.

Proposals of Stockholders

Pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, in order to be included in the proxy statement and form of proxy relating to our 2006 Annual Meeting, we must receive any proposals of stockholders intended to be presented at the meeting no later than December 30, 2005. In addition, any proposals must comply with the other requirements of Rule 14a-8.

If you wish to present a proposal before the 2006 Annual Meeting, but do not wish to have the proposal considered for inclusion in the proxy statement and proxy card, you must also give written notice to us at American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Secretary. If you fail to deliver that notice so that the Secretary receives it on or before March 15, 2006, then proxies designated by the Board of Directors will have discretionary authority to vote on any such proposal.

Householding of Annual Meeting Materials

The SEC has also adopted a “householding” rule which we have implemented for current and future stockholder communications. This rule permits us to deliver a single proxy or information statement to a household, even though two or more stockholders live under the same roof or a stockholder has shares registered in multiple accounts. This rule enables us to reduce the expense of printing and mailing associated with proxy statements and reduces the amount of duplicative information you may currently receive. If this rule applies to you and you wish to continue receiving separate proxy materials without participating in the householding rule, please check the designated box on the enclosed proxy card. If we do not hear from you within 60 days, we will assume that we have your consent to deliver one set of proxy materials under the rule. This consent will continue for as long as you remain a stockholder of the Company, unless you inform us in writing otherwise at the following address: American Tower Corporation, c/o ADP Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent, we will begin sending separate copies within 30 days of the receipt of your revocation.

Some banks, brokers and other nominee record holders may be participating in the practice of householding proxy statements and annual reports. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116 (617-375-7500). If you wish to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Electronic Access to Proxy-Related Materials and Annual Report to Stockholders

We offer our stockholders the opportunity to view future proxy statements and our annual report to stockholders through the Internet instead of receiving paper copies by the mail. If you are a registered stockholder you can choose this option by following the instructions on your form of proxy. Your consent to view these documents electronically instead of receiving paper copies will last until you revoke such consent, which you may do at any time by contacting us at the address above. If you choose to view future statements and reports electronically, you will continue to receive a proxy card for voting purposes only and will be provided with an Internet website where you can access these materials. If you hold your shares of Class A Common Stock through an intermediary (such as a bank or broker), please refer to the information provided by the intermediary on how to choose to view our proxy statements and annual reports through the Internet.

Annual Report on Form 10-K

A copy of our Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC, excluding exhibits, will be furnished without charge to any stockholder upon written request. Please write or call us at the following address or phone number: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116 (617-375-7500).

By Order of the Board of Directors,

James D. Taiclet, Jr.

Chairman of the Board, President and

Chief Executive Officer

Boston, Massachusetts

April 27, 2005

Appendix I

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

(As Amended and Restated, February 3, 2005)

The Board of Directors (“Board”) of American Tower Corporation (“Company”) has established an Audit Committee (“Committee”) as a permanent standing committee with authority, responsibility and specific duties as described herein. This Charter of the Audit Committee of the Board of Directors (“Charter”) and the composition of the Committee are intended to comply with applicable law, including state and federal securities laws, the rules and regulations of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”), and the Company’s Bylaws. This document replaces and supersedes in its entirety the previous Charter of the Audit Committee as adopted by the Board of Directors of the Company in March, 2001.

I. Purpose and Scope

The purpose of the Committee is to assist the Board to fulfill its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company and to perform such other duties as may be required of it by the Board. The Committee’s duties and responsibilities include, without limitation, oversight of: (i) the accounting and financial reporting processes and systems of internal accounting and financial controls of the Company; (ii) the performance of the internal audits and integrity of the financial statements of the Company; (iii) the annual independent audit of the Company’s financial statements, the engagement of the independent auditor and the annual evaluation of the independent auditor’s function, qualifications, services, performance and independence; (iv) the performance of the Company’s internal and independent audit functions; (v) the compliance by the Company with legal and regulatory requirements related to this Charter, including the Company’s disclosure controls and procedures; and (vi) the evaluation of the Company’s risk issues.

II. Audit Committee Charter, Membership and Organization

A.	Charter. This Charter shall be reviewed and reassessed by the Committee at least annually. Any proposed changes shall be submitted to the Board for its approval.

B.	Members. The Committee shall consist of no fewer than three members of the Company’s Board based on the recommendation of the Nominating and Corporate Governance Committee. The Committee shall be comprised of Directors who meet the independence, experience and expertise requirements of the SEC, NYSE and other applicable law. The Nominating and Corporate Governance Committee of the Board will assess and determine the qualifications of the Committee members.

C.	Term of Members and Selection of Chair. The members of the Committee shall be appointed annually by the Board. The Board shall also select the Chair of the Committee.

Committee members may not simultaneously serve on the audit committee of more than three public companies without the consent of the Board obtained in each case.

D.

Meetings. In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings; additional meetings may be scheduled but the Committee must meet not less frequently than quarterly. In planning the annual schedule of meetings, the Committee shall ensure that sufficient opportunities exist for its members to meet separately with the independent auditors and/or the head of the Company’s internal audit function without management present; to meet separately with management without the independent auditors and/or head of the Company’s internal auditors present; and to meet in private with only the Committee members present. Such meetings may be held in person or telephonically and may be held at such times and places as the Committee determines. The Committee is to maintain free and open communication with the independent auditor, the internal auditors and management of the Company. In discharging this oversight role, the Committee shall endeavor to investigate any matter brought to its attention, and shall have full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, accountants or other experts. The Committee may form and delegate authority to subcommittees when appropriate.

E.	Quorum. A quorum at any meeting of the Committee shall consist of a majority of the members. All determinations of the Committee shall be by a majority of the members present at a meeting duly called or held, except as may be otherwise specifically provided for in this Charter. In the event that there are only two members present, and such presence constitutes a quorum, all determinations of the Committee shall be unanimous. Any decision or determination of the Committee reduced to writing and consented to (including, but not limited to, by means of electronic transmission) by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

F.	Agenda, Minutes and Reports. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, and shall be approved at a subsequent meeting of the Committee. In addition, the Committee shall make regular reports to the Board, including therein any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance of the Company’s independent auditors, or the performance of the Company’s internal audit function. The Committee shall make such other periodic reports to the Board as seem useful to it from time to time, or as may be required of it by the Board.

G.	Performance and Evaluation. The Committee shall evaluate its performance on an annual basis based on criteria established by the Nominating and Corporate Governance Committee.

III. Audit Committee Compensation

The compensation of the Committee members shall be as determined by the Compensation Committee and approved by the Board. Fees may be paid in cash, stock, options, or other forms ordinarily available to members of the Board. Committee members may also receive all regular benefits accorded to members of the Board generally. Members of the Committee may receive no other compensation from the Company other than such director’s fees and benefits.

IV. Audit Committee Authority and Responsibilities

A.	Authority Over Independent Auditor. The Company’s independent auditor is solely accountable to the Committee, as representatives of the stockholders. The Committee (subject to any action that may be taken by the Board) shall have the ultimate authority and responsibility to select (or nominate for stockholder ratification), evaluate and, where appropriate, replace the independent auditor; to approve the compensation of the independent auditor; and to oversee the performance of the independent auditor’s duties. The Committee may obtain input from management, as necessary. The independent auditors shall report directly to the Committee.

B.	Specific Duties and Responsibilities. The Committee also shall have the following specific duties and responsibilities:

1.	Financial Statement and Disclosure Matters

•	Meet and discuss the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q with management and the independent auditor, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Review of other public releases of financial information, including earnings release announcements

•	Review process for CEO and CFO certifications mandated by the SEC

•	Review use of pro-forma and other non-GAAP financial information and off-balance sheet structures

•	Consult with independent auditor regarding significant reporting issues, judgments and risk exposures, and the Company’s internal controls

•	Discuss with independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended

•	Prepare the Audit Committee report required to be included as part of the Company’s annual proxy statement

•	Periodically review with management the Company’s then-current disclosure controls and procedures

2.	Oversight of the Company’s Relationship with the Independent Auditor

a.	Engagement of Independent Auditor. The Committee shall, prior to commencement of the annual audit, review with management, the internal auditors, and the independent auditors the proposed scope of the audit plan and fees, including the areas of business to be examined, the adequacy of the personnel to be assigned to the audit and other factors that may affect the time lines of such audit, the procedures to be followed, special areas to be investigated, as well as the adequacy of the program for integration of the independent and internal audit efforts. The Committee shall give due consideration to whether the independent auditor’s performance of non-audit services is legally permissible and compatible with the auditor’s independence and review and pre-approve all audit and permitted non-audit services. The Committee shall also give final approval to any fees paid to the independent auditor including fees for any non-audit services.

b.	Review of Reports of Independent Auditor. The Committee shall receive and review all reports prepared by the independent auditor and ensure that the independent auditor has full access to the Committee and the Board during its performance of the annual audit to report on any and all appropriate matters.

c.	Determination of Performance of Independent Auditor. The Committee shall, on an annual basis, evaluate the qualifications, performance and independence of the independent auditor, including review of the lead partner, considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence and taking into account the opinions of management and the internal auditor. In connection with this assessment, the Committee shall obtain and review a report by the independent auditor describing all relationships between the independent auditor and the Company, including the disclosures required by the Independence Standard Boards Standard No.1. The Committee also shall review a report from the independent auditor at least annually regarding any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any other inquiry or investigation regarding the firm within the preceding five years. The Committee shall present its conclusions to the Board and, if so determined by the Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the independent auditor.

d.	Policies for Employment of Former Audit Staff. The Committee shall set clear hiring policies for the Company’s hiring of employees or former employees of the independent auditor.

3.	Oversight of the Company’s Internal Audit Function

a.	Succession Planning. The Committee shall review financial and accounting personnel succession planning within the Company including the appointment and replacement of the senior internal auditing executive.

b.	Review of Internal Audit Function. The Committee shall discuss with the independent auditor the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit. The Committee also shall review the significant reports to management prepared by the internal auditing department and management’s responses.

c.	Internal Review of Company’s Disclosure Controls. The Committee shall receive reports from the CEO and CFO on all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Committee shall review such deficiency reports with the CEO, the CFO and the General Counsel and shall discuss the quality and adequacy of the Company’s internal controls periodically as required.

4.	Compliance Oversight Responsibilities

a.	Review Adequacy of the Company’s Code of Conduct. The Committee shall review the Company’s Code of Conduct at least annually. The Committee shall recommend to management any necessary changes to ensure that the codes are adequate in meeting the Committee’s requirements and all applicable legal and regulatory requirements including the requirements of the NYSE.

b.	Obtain and Review Annual Compliance Reports. The Committee shall obtain annual reports from management and the Company’s senior internal auditing executive confirming that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Conduct and any applicable policies of the Company’s Disclosure Committee. The Committee shall discuss any concerns with management.

c.	Establishment of “Whistle-Blowing” Procedures. The Committee shall establish and review whistleblower procedures with respect to the protection of employees who act lawfully to: (i) provide information, cause information to be provided, or otherwise assist in an investigation; or (ii) file, cause to be filed, testify, participate in or otherwise assist in a proceeding filed as a result of a violation of securities laws relating to fraud against shareholders. The Committee shall establish procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.

d.	Discussion of Legal and Compliance Matters. The Committee shall discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies. The Committee shall review with the General Counsel the programs and policies of the Company with respect to compliance with applicable laws, regulations and any covenants and restrictions in any third party agreements and monitor the results of these compliance efforts.

e.	Review of Certain Transactions with Directors and Related Parties. The Committee shall review, no less frequently than annually, a summary of the Company’s transactions with Directors and officers of the Company and with firms that employ Directors, as well as any other material related party/insider transactions.

V. Limitation of Audit Committee’s Role

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits, prepare the Company’s financial statements, or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable law. These duties are the responsibilities of the Company’s management and the independent auditor

AMERICAN TOWER CORPORATION
116 HUNTINGTON AVENUE
BOSTON, MASSACHUSETTS 02116

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JAMES D. TAICLET, JR., BRADLEY E. SINGER and WILLIAM H. HESS, and each of them, as Proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes a majority of them, or any one if only one be present, to represent and to vote, as designated below and on the reverse hereof, all the Class A Common Stock, $.01 par value per share, of American Tower Corporation held of record by the undersigned or with respect to which the undersigned is entitled to vote or act at the 2005 Annual Meeting of Stockholders to be held on May 26, 2005 or any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTIONS ARE MADE, THE PROXIES WILL VOTE FOR EACH OF THE MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD AND, AT THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Comments:

(If noting any Comments above, please mark the corresponding box on the reverse side.)

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

116 HUNTINGTON AVENUE 11TH FLOOR BOSTON, MASSACHUSETTS 02116	VOTE BY INTERNET 24 Hours a Day, 7 Days a Week It’s Fast and Convenient

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by American Tower Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to American Tower Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

NOTE: If you submit your proxy by the Internet, there is no need for you to mail back this proxy card.

Special Note to Former Class B Holders: Use this proxy to vote your shares of Class A Common Stock even if you have not exchanged your Class B Common Stock certificate(s).

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN TOWER CORPORATION

Vote On Directors

1.	Election of six (6) members to the Board of Directors of American Tower Corporation:
	Nominees: 01) Raymond P. Dolan 02) Carolyn F. Katz 03) Gustavo Lara Cantu	04) Fred R. Lummis 05) Pamela D. A. Reeve 06) James D. Taiclet, Jr.	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name(s) on the line below.

Vote On Proposal		For	Against	Abstain

2.	Ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm for 2005.	☐	☐	☐

To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full company name by an authorized officer or if a partnership please sign in partnership name by an authorized person.

COMMENTS - If you have any comments, please check the following box and note on the reverse side.		☐
ELECTRONIC ACCESS - Please indicate if you wish to view future meeting materials electronically via the Internet instead of receiving a hard copy of the materials by mail.		Yes ☐	No ☐
HOUSEHOLDING ELECTION - Please indicate if you wish to receive certain future investor communications in a single package per household.		☐	☐

Signature (PLEASE SIGN WITHIN BOX)	Date			Signature (Joint Owners)	Date